                                                                      EXHIBIT 99

USA BROADBAND SELLS PRIVATE CABLE SUBSCRIBERS
January 17, 2003 08:00:00 AM ET

CORONADO, Calif., Jan. 17 /PRNewswire-FirstCall/ -- USA Broadband, Inc. (OTC Bulletin Board: USBU.OB), a national access provider of digital television and high-speed Internet services, today said it has entered into an agreement to sell 1,800 private cable subscribers to Direct Digital Services, Inc. in exchange for the assumption of $1.8 million of Company debt.

The subscribers are located in Arizona, California, Louisiana, Texas and Washington. The company expects to complete the sale within 60 days. After the transaction, USA Broadband will own and manage approximately 5,000 private cable subscribers in the U.S.

The Company said the sale is consistent with its strategy to sell all non-core cable assets and strengthen its balance sheet.

About USA Broadband, Inc.

USA Broadband, Inc. is a publicly traded Delaware corporation positioning itself to become a leading provider of digital television, entertainment, data, Internet and broadband services.

Forward Looking Information

This press release may contain forward-looking statements involving risks and uncertainties. Statements in this press release that are not historical, including statements regarding management intentions, beliefs, expectations, representations, plans or predictions of the future are forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These risks include, but are not limited to, fluctuations in financial results, availability and customer acceptance of products and services, the impact of competitive products, services and pricing, and general market trends and conditions. For a discussion of other potential factors that could cause actual results to vary materially from expectations, reference is made to USA Broadband's annual and quarterly reports filed with the Securities and Exchange Commission. None of the parties to the merger transaction undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

(C) 2003 PRNewswire